Exhibit 99.1

Relay Therapeutics Reports First Quarter 2021 Financial Results

Cambridge, MA – May 13, 2021 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading edge computational and experimental technologies, today reported first quarter 2021 financial results.

“Since the start of 2021, we have been laser-focused on our mission for the year – execution. We continue to make progress on our clinical programs – RLY-1971, our SHP2 inhibitor partnered with Genentech, and RLY-4008, our FGFR2 inhibitor. Our PI3Kα mutant selective program is anticipated to enter IND enabling studies this year and we continue to advance our pipeline of precision oncology and genetic diseases programs,” said Sanjiv Patel, M.D., president and chief executive officer. “We also made our first acquisition, ZebiAI, as we look to continually bolster our Dynamo™ platform and become a strategic partner of choice for emerging technologies.”

Recent Corporate Highlights

-	Presented preclinical data for RLY-4008, a potent, selective and oral small molecule inhibitor of FGFR2, at the American Association for Cancer Research (AACR) Annual Meeting 2021
-	Completed the IND transfer of RLY-1971 to Genentech, and Genentech remains on track for the start of a combination trial with their KRAS G12C inhibitor, GDC-6036, in 2021
-	Acquired ZebiAI, a pioneer in applying massive experimental DNA encoded library data sets to power machine learning for drug discovery (ML-DEL)
-	Strengthened clinical leadership with the appointments of Tara O’Meara as senior vice president of clinical development operations and Charles Ferté as global medical lead, RLY-4008
-	Expanded computational leadership with the addition of Patrick Riley as senior vice president of artificial intelligence

First Quarter 2021 Financial Results

Cash, Cash Equivalents and Investments: As of March 31, 2021, cash, cash equivalents and investments totaled approximately $726.1 million, compared to $678.1 million as of December 31, 2020. The Company expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2024. The increase in cash is primarily due to the receipt of Genentech’s $75 million upfront payment in the first quarter, partially offset by cash used to fund our operations.

R&D Expenses: Research and development expenses were $30.6 million for the first quarter of 2021, as compared to $21.7 million for the first quarter of 2020. This increase was primarily due to $5.5 million of additional employee related costs, including an increase in stock-based compensation of $3.3 million, $1.7 million related to increased clinical trial expenses associated with RLY-1971 and RLY-4008, and $1.3 million related to our pre-clinical candidates.

G&A Expenses: General and administrative expenses were $12.7 million for the first quarter of 2021, as compared to $4.8 million for the first quarter of 2020. This increase was primarily due to $6.2 million of increased personnel costs, including increased stock-based compensation of $5.0 million, to support our infrastructure and $1.7 million related to increases in other general and administrative expenses primarily attributed to an increase in insurance expense.

Net Loss: Net loss was $42.2 million for the first quarter of 2021, or a net loss per share of $0.47, as compared to a net loss of $24.9 million for the first quarter of 2020, or a net loss per share of $5.99.

About Relay Therapeutics

Relay Therapeutics (Nasdaq: RLAY) is a clinical-stage precision medicines company transforming the drug discovery process with the goal of bringing life-changing therapies to patients. Relay Therapeutics is the first of a new breed of biotech created at the intersection of disparate technologies. The Company’s Dynamo™ platform integrates an array of leading-edge computational and experimental approaches to effectively drug protein targets that have previously been intractable. The Company’s initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding Relay Therapeutics’ strategy, business plans and focus; the progress and timing of updates on the clinical development of the programs across Relay Therapeutics’ portfolio, including the timing of entering into IND-enabling studies for its PI3Kα mutant selective inhibitor program and the expected initiation of the RLY-1971 and GDC-6036 (KRAS G12C inhibitor) combination trial; the expected strategic benefits of the acquisition of ZebiAI, including the potential improvements to Relay Therapeutics’ Dynamo platform; Relay Therapeutics’ position as a strategic partner of choice for emerging technologies; expectations regarding Relay Therapeutics’ further investment in these fields; the expected impact and contribution of Relay Therapeutics’ executives to its business; expectations regarding Relay Therapeutics’ use of capital, expenses, future accumulated deficit and other financial results during 2021 and in the future, and Relay Therapeutics’ ability to fund operations into 2024. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our clinical trials, strategy and future operations; the delay of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the results of our clinical trials may not be predictive of future results in connection with future clinical trials; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of Relay Therapeutics’ planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2020, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:
Pete Rahmer

Senior Vice President, Corporate Affairs and Investor Relations

617-322-0715

prahmer@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com

Relay Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Collaboration revenue	$952	$—
Total revenue	952	—
Operating expenses:
Research and development expenses	30,622	21,700
General and administrative expenses	12,735	4,758
Total operating expenses	43,357	26,458
Loss from operations	(42,405)	(26,458)
Other income (expense):
Interest income	226	1,572
Other expense	(5)	—
Total other income (expense), net	221	1,572
Net loss	$(42,184)	$(24,886)
Net loss per share, basic and diluted	$(0.47)	$(5.99)
Weighted average shares of common stock, basic and diluted	90,197,579	4,153,791
Other comprehensive (loss) income:
Unrealized holding (loss) gain	(52)	1,069
Total other comprehensive (loss) income	(52)	1,069
Total comprehensive loss	$(42,236)	$(23,817)

Relay Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2021	December 31, 2020
Cash, cash equivalents and investments	$726,075	$678,061
Working capital (1)	726,351	756,468
Total assets	771,346	799,829
Total liabilities	38,560	36,536
Total stockholders’ equity	732,786	763,293
Restricted cash	878	878

(1)	Working capital is defined as current assets less current liabilities.